December 4, 1995

          Re: Patent License Agreement between American Telephone and telegraph Company, now AT&T Corp. (AT&T) Integrated Device Technology, Inc. (IDT) effective May 1, 1992 and relating to Silicon Semiconductor Devices and Information Handling Systems (the "Agreement")

Based upon recent discussions between our companies concerning modifying the Agreement the following is proposed:

1. AT&T recently announced that it is restructuring itself to conduct its business in the form of three separate legal entities. These three entities will include a Service Company, a Systems and Technology Company, and AT&T Global Information Solutions (GIS). AT&T shareholders will hold shares in each of these entities. It is possible that either IDT or any of these three entities may at some time in the future wish to divest all or part of its business.

Thus, we wish to clarify the licenses, rights and obligations under the Agreement of IDT, the three entities, and any future divested present business. First although each of the three entities will have its own patent portfolio, IDT will have the same licenses and rights (and any corresponding obligations) after the restructuring (including patents originating from the three entities through April 30, 1997) as it would have had under the Agreement and this Letter Agreement from AT&T if the restructuring had not occurred. Second, the three entities will have the same licenses and rights (and any corresponding obligations) after restructuring (including patents originating from IDT through April 30, 1997) that AT&T had under the Agreement and this Letter Agreement prior to such restructuring. Third, in the future, if IDT or any of the three entities divest a portion of its present business, the licenses and rights granted in the subject agreement may be sublicensed to the divested business by the divesting company. Such sublicenses may be granted and retained only while the future divested business operates as a separately identifiable business and only to the extent applicable to products and services sold by the future divested business prior to its divestiture. The payment obligations of IDT under the Agreement and this Letter Agreement shall be only to one of the three entities.

2. The Technology Credit which IDT granted to AT&T in Section 2.02 of the Agreement may be used by any of the three entities at any time prior to April 30, 2002, however the total amount of the credit shall not exceed
[              REDACTED  *                 ], including portions of the credit
previously used by AT&T.

3. IDT and the three entities agree that for the period from May 1, 1997 through April 30, 2002, neither they nor any of their RELATED COMPANIES or assigns shall bring any legal action against the other party or any of their RELATED COMPANIES alleging infringement by such other party or any of their RELATED COMPANIES of any patent issued from May 1, 1997 through April 30, 2002 with respect to any product which is a LICENSED PRODUCT. Nothing herein, however, shall be construed as a waiver of any party's (or any of their RELATED COMPANIES') rights against the other party or any of their RELATED COMPANIES with

* Confidential treatment has been requested for certain portions of this document.

Amendment to Patent License Agreement
December 1, 1995
Page 2

respect to acts of infringement after April 30, 2002, nor shall any party (or any of their RELATED COMPANIES) be estopped from bringing any legal action against the other party or any of their RELATED COMPANIES after April 30, 2002, to enforce any and all of their rights, including the rights to obtain monetary damages and injunctive relief, based on any act of infringement occurring after April 30, 2002. Nothing contained in the Agreement or this amendment thereto shall be construed as granting to AT&T or IDT a patent or other license under any of the other's patents having a first filing date after April 30, 1997.

4. In lieu of paying royalties to AT&T in accordance with Section 2.05 of the Agreement for the period from May 1, 1997 until April 30, 2002 and for agreement by the parties not to bring any legal action in paragraph 3 herein, the following shall apply

   (a) With respect to REPORTABLE PRODUCTS (as defined in the agreement) Sold, leased or put into use from May 1, 1997 until April 30, 2002, IDT shall semiannually pay to AT&T Corp. royalty at the rate of [
                           REDACTED *                 ] of all of IDT's gross
        sales less MODULES plus the components in the MODULES which are manufactured by IDT. The total of such payments shall not exceed
        [                  REDACTED *                          ].

   (b) IDT shall, within sixty (60) days after the end of each of the following semiannual periods:

                              October 31, 1997
                              April 30, 1998
                              October 31, 1998
                              April 30, 1999
                              October 31, 1999
                              April 30, 2000
                              October 31, 2000
                              April 30, 2001
                              October 31, 2001
                              April 30, 2002

        send to Contract Administrator, Liberty Corner Division 150 Allen Road Suite 2000, Liberty Corner, New Jersey 07938-1955, a statement certified by a responsible official of IDT showing all of IDT's gross sales less MODULES plus the components in the MODULES which are manufactured by IDT during each semiannual period and pay AT&T, or their designee, at Sun Bank, P.O. Box 913021, Orlando, Florida 32891-3021, or alternatively, by bank wire transfers to AT&T's account: AT&T Licensing Payments, Metrotech Center, Brooklyn, New

* Confidential treatment has been requested for certain portions of this document.

Amendment to Patent License Agreement
December 1, 1995
Page 3

        York 11245, United States of America, the royalties payable in
        accordance with such statement. After payment of [    REDACTED *      ],
        IDT will have no further obligation to issue reports to AT&T.

   MODULES means any multiplicity of SILICON SEMICONDUCTIVE DEVICES on a connectorized printed circuit board or equivalent.

5. The terms and conditions in Sections 2.07, 2.08, 2.09, 2.11 and 2.12 of the Agreement shall apply to royalties payable pursuant to paragraph 4, above,
provided, however, that [               REDACTED *                 ]  in Section
2.12 shall be deleted and the amount [                REDACTED *           ]
shall be substituted in lieu thereof. Additionally, with regard to Section 2.12 only, the term LIMITED PERIOD shall extend until April 30, 2002.

6. Any term in capital letters which is defined in the Definitions Appendix of the Agreement shall retain the meaning specified therein except as otherwise herein specified.

   To ensure that the parties are in agreement with respect to this matter and can act with a common understanding, please indicate your confirmation of the above by signing and dating this letter in the space provided below. Kindly return an executed copy to AT&T in the enclosed envelope at your earliest convenience. Thank you for your cooperation.

Very truly yours

AT&T Corp.


/s/ M. R. GREENE
M. R. Greene
Vice President, Intellectual Property
& Licensing Counsel

                                          ACCEPTED AND AGREED:
                                          Integrated Device Technology, Inc.



                                          /s/ LEONARD C. PERHAM
                                          Leonard C. Perham
                                          President and Chief Executive Officer

* Confidential treatment has been requested for certain portions of this document.